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                                      Exhibit 16
                            Letter from Davidson & Company

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                                   [LETTERHEAD]


September 8, 1999



SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street, N.W.
Washington, DC
USA 20549

Dear Sirs:

RE: INTERNET SPORTS NETWORK, INC.  (THE "COMPANY")

We were the previous principal auditors of the above Company. On June 25, 1998, we reported on the financial statements of the Company for the period from inception to April 30, 1998. On May 19, 1999, we were dismissed as auditors for the Company.

We have reviewed the amendment to the Form 10 registration statement (the "Form 10") filed by the Company and agree with the statements disclosed by the Company under item 14, Changes in and Disagreements with Accountants on Accounting and Financial Disclosure. There was no adverse opinion or disclaimer of opinion. The opinion was not qualified due to uncertainty, audit scope or accounting principles.

We consent to the use of our report and to the reference to our firm in the registration statement on Form 10.

Yours very truly,


/s/ Davidson & Company

DAVIDSON & COMPANY
Chartered Accountants
cc: Internet Sports Network, Inc.


                     A Member of Accounting Group International
                         --------------------------------
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      Suite 1270, Stock Exchange Tower, 609 Granville Street, P.O. Box 10372,
                  Pacific Centre, Vancouver, B.C., Canada V7Y 1G6
                     Telephone (604) 687-0947 Fax (604)687-6172